ADVISER CLASS DISTRIBUTION PLAN
                THE PENNSYLVANIA AVENUE FUNDS

WHEREAS, The Pennsylvania Avenue Funds (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the
"1940 Act") and

WHEREAS, the Trust desires to service and distribute to shareholders ("Shareholders") who from time to time beneficially own the Adviser Class shares (the "Shares") of those Series of the Trust, (the "Funds") listed on Exhibit A hereto; and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Plan will benefit the Funds of the Trust and Shareholders of the Shares of such Funds; and

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust adopt the Plan under which the Trust will provide its own distribution services stated in Section
2 herein;

NOW, THEREFORE, the Trustees of the Trust hereby adopt this Plan.

SECTION 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust.

SECTION 2. The Trust will pay all expenses up to the amount set forth on Exhibit A for the distribution of its Shares. This fee may be used for (i) compensation for services rendered by other parties in connection with distribution assistance; or (ii) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Service Providers' affiliates and other eligible financial institutions as compensation for services or reimbursement of expenses incurred in connection with distribution assistance. The categories of expenses permitted under this Plan include service fees ("Service Fees") and distribution fees ("Distribution Fees"), each in an amount not to exceed the maximum percentage of the average net assets of the Fund's Adviser Class shares set forth in Exhibit A. The actual amounts paid shall be determined by the Board of Trustees. The Service Fee covers expenses and compensation of third parties for service-related expenses, including paying Service Fees to others in respect of Adviser Class shares of the Fund. The Distribution Fee covers expenses and compensation of third parties for distribution services in respect of Adviser Class shares of the Fund.

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SECTION 3. This Plan shall not take effect with respect to
any Fund until it has been approved together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees (as defined in Section 9 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Section 3 herein for the approval of this Plan.

SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made, and the Board shall review, such written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified
Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; (b) that such agreement shall terminate automatically in the event of its assignment; and (c) that the Service Provider shall provide to the Board of Trustees and the Board shall review, at least quarterly, or at such other intervals as reasonably requested by the Board, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 8. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Funds, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.

SECTION 9. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

SECTION 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.
                              Dated as of June 6th 2003.

                          EXHIBIT A

                THE PENNSYLVANIA AVENUE FUNDS

                      DISTRIBUTION FEES

    Pennsylvania Avenue Event-Driven Fund: Adviser Class

          DISTRIBUTION AND SHAREHOLDER SERVICE FEES

Service Fees.......................Not to exceed twenty-five basis points (0.25%) per annum
Distribution Fees.............Not to exceed twenty-five
basis points (0. 25%) per annum

                     CALCULATION OF FEES
Service Fees and Distribution Fees are based on a percentage of the Funds' average daily net assets attributable to Adviser Class Shares of the Funds, paid monthly in arrears.


         Pennsylvania Avenue Funds By
                             /s/THOMAS KIRCHNER
                             _____________________________
                             Thomas Kirchner, President

         Pennsylvania Avenue Funds By
                             /s/GARY TERNULLO
                             _____________________________
                             Gary Ternullo, Trustee

         Pennsylvania Avenue Funds By
                             /s/GALE WITOONCHATREE
                             _____________________________
                             Gale Witoonchatree, Trustee